Exhibit (a)(12)

Form of email to eligible option holders regarding revised documents:


[Date]

On October 29, 2003 you received an Offer to Exchange Options under the Internet Security Systems, Inc. Restated 1995 Stock Incentive Plan (the "Offer to Exchange") and related documents, including a Letter of Transmittal for your use in accepting the offer. After consultation with the Securities and Exchange Commission regarding the content of the Offer to Exchange and the Letter of Transmittal, a few minor changes have been made to the disclosure in the Offer to Exchange and to the Letter of Transmittal. Attached to this email is the revised Offer to Exchange for your information. The revised Letter of Transmittal is also attached. If you have not previously transmitted your signed Letter of Transmittal to ISS, please use the revised form instead of the form you previously received. If you have already transmitted your Letter of Transmittal, please complete the revised form and return it to us.

If you have any questions, please contact Yaslyn Moore at (404) 236-4002 or forward your question to optionexchange@iss.net.

Thank you.